Exhibit 99.1

April 18, 2017

RXi Pharmaceuticals Announces New Chief Development Officer and Key Management Changes

MARLBOROUGH, Mass., April 18, 2017 /PRNewswire/ - RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage RNAi company developing innovative therapeutics that address significant unmet medical needs, today announced that Gerrit Dispersyn, Dr. Med Sc. has been appointed as RXi’s Chief Development Officer effective April 24, 2017. Dr. Dispersyn will bring a wealth of experience to RXi in both clinical and product development.

“I am excited about the opportunity to join RXi and work to bring the Company’s novel technology platform to patients,” said Dr. Dispersyn. He further added that, “Being able to work alongside Dr. Pavco in the weeks and months ahead will add invaluable support to the Company and its development programs.”

Dr. Pamela Pavco, RXi’s current Chief Development Officer, is retiring. Effective May 19, 2017, Dr. Pavco will become a member of the Company’s Scientific Advisory Board where her expertise in the field of oligonucleotides and the development of RNAi therapeutics will continue to support RXi’s ongoing research and development initiatives.

Dr. Pavco said, “I am proud to have been a part of RXi’s growth and evolution over the past many years.” She further added that, “I look forward to remaining involved with the Company as part of its Scientific Advisory Board. I am confident that with Gerrit’s experience, along with the dedicated team at RXi, the Company is well positioned for its next phase of growth and development. I look forward to working with Gerrit to ensure a seamless transition.”

Gerrit Dispersyn, Dr. Med. Sc. is an accomplished leader in clinical, product and business development. Dr. Dispersyn most recently served as the Vice President, Global Head of Clinical Affairs at Integra LifeSciences Corporation. In this role, Gerrit was responsible for Integra’s global strategy and execution of Clinical Development, Clinical Operations and Medical Affairs projects and a member of Integra’s Senior Management Leadership team, and several of the company’s core teams for M&A projects. Dr. Dispersyn has also been involved in Integra’s research and business activities related to Human Cells, Tissues, and Cellular and Tissue based Products

(HCT/Ps), an experience that could be beneficial for RXi’s newly added focus on immuno-oncology and cell therapy. Prior to that role, he was the Vice President, Product Development & Portfolio Management for Barrier Therapeutics, Inc., a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. The company was a spin-out of Johnson & Johnson, and currently part of GlaxoSmithKline. There he led planning and implementation of all aspects of R&D operations and strategy; scientific, competitive and business intelligence; and alliance management. Dr. Dispersyn is the founder of Ingress, LLC, a consultancy company providing R&D and clinical operations support to start-up companies, supporting several pharmaceutical drug development programs. Dr. Dispersyn holds a Dr. Med. Sc. (Ph.D. in Medical Sciences), from the Faculty of Medicine, Maastricht University, Maastricht, the Netherlands, a post-graduate degree in Biomedical Imaging, and a M.Sc. in Biochemistry, both from the University of Antwerp, Belgium.

About RXi’s Proprietary Self-delivering RNAi (sd-rxRNA) Technology Platform

RXi’s proprietary sd-rxRNA technology has many advantages over its competitors in the RNAi space. Scientists at RXi have designed chemically-modified RNAi compounds with improved drug-like properties that are potent, stable and specific. These proprietary compounds have built-in delivery properties and therefore do not require a delivery vehicle for local therapeutic applications. The enhanced properties of sd-rxRNA include: efficient spontaneous cellular uptake, stability, reduced potential for immune stimulation, and potent, long-lasting intracellular activity. All cell types tested (primary, neuronal and non-adherent) internalize sd-rxRNA compounds uniformly and efficiently, resulting in potent and long lasting silencing. sd-rxRNA compounds have the ability to selectively block the expression of any target in the genome, thus providing applicability to a broad spectrum of therapeutic areas.

About RXi Pharmaceuticals

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage company developing innovative therapeutics that address significant unmet medical needs. Building on the pioneering discovery of RNAi, scientists at RXi have harnessed the naturally occurring RNAi process which has the ability to “silence” or down-regulate the expression of a specific gene that may be overexpressed in a disease condition. RXi developed a robust RNAi therapeutic platform including self-delivering RNA (sd-rxRNA®) compounds, that have the ability to highly selectively block the expression of any target in the genome, thus providing applicability to many therapeutic areas. Our current programs include dermatology, ophthalmology and cell-based immunotherapy. RXi’s extensive patent portfolio provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas and we actively pursue research collaborations, partnering and out-licensing opportunities with academia and pharmaceutical companies. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com